Exhibit 99.2
Capital Trust Management Conference Call
August 4, 2011
10:00 am ET

Operator:
Hello and welcome to the Capital Trust Second Quarter 2011 Results Conference Call. Before we begin, please be advised that the forward-looking statements contained on this conference call are subject to certain risks and uncertainties, including but not limited to, the continued credit performance of the Company’s loan and CMBS investments, its assets/liability mix, the effectiveness of the Company’s hedging strategy, the rate of repayment of the company’s portfolio assets, and the impact of these events on the Company’s cash flow, as well as other risks indicated from time to time in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances. There will be a Q&A session following the conclusion of this presentation. At that time, I will provide instructions for submitting your question to management. I will now turn the call over to Steve Plavin, CEO of Capital Trust. Please go ahead.

Stephen Plavin:	Good morning everyone. Thank you for joining us and for your interest in Capital Trust.

With me are Geoff Jervis, our Chief Financial Officer and Tom Ruffing our Chief Credit Officer and Head of Asset Management.

Last night, we filed our 10Q and announced our results for the second quarter, our first full quarter of operating CT Legacy REIT, the entity formed March 31, 2011 to hold our legacy assets. Geoff will take you through our quarterly results and also discuss our Adjusted Balance Sheet and Operating Results. I will focus my remarks on Capital Trust and the commercial mortgage market.

Post-restructure, the financial condition of Capital Trust is greatly improved. We have isolated the downside risk associated with our peak of the market balance sheet assets while maintaining management control and a significant ownership interest in the portfolio. By having established the necessary time to work and collect our legacy assets in a market that should improve over time, we will maximize the recovery for all Legacy REIT stakeholders, the largest of which are the CT shareholders.

CT Investment Management Co, or CTIMCO, our wholly-owned management subsidiary maintains strong capabilities in lending, investing, asset management and capital raising. CTIMCO manages its public company parent, the legacy asset REIT, four CT sponsored private equity funds, five CDO’s, and loan workouts and restructurings as a CMBS special servicer.

This past quarter, the first for CT Legacy REIT, exemplified the asset management strength of our platform. During the quarter, CT Legacy REIT collected 207 million dollars on 11 loans representing a 99% of par recovery. Although there are still significant credit challenges within the Legacy REIT portfolio, particularly with the 2006-2007 originations, we are confident that Tom and his team will maximize recoveries.

As for the markets in general- Volatility in global financial markets and economies combined with uncertain domestic economic and employment growth prospects have chilled the recovery in commercial real estate financial markets. The CMBS market has had its first significant setback since it re-started in 2009. Although credit performance of current vintage CMBS is likely to be very strong, subordination levels had already started to contract and some investors started feeling a little déjà vu. But when S&P withdrew its ratings on a deal about to close in an environment in which investors assumed ratings would be a better market governor than in the past, investor confidence was further shaken.

The reality is neither legacy borrowers nor investors have fully recovered from the shock of the 2008 CMBS market collapse and the constant reminder provided by continued weak credit performance of many legacy securitizations. As a result, investors and borrowers have been slow to return to the CMBS market and now the market may contract before it starts to grow again. And with Life companies approaching peak origination levels, they cannot take up the slack from the declining CMBS and still weak bank markets.

These market forces combined with the maturity of many peak-of —the-market financings should create a better, more opportunistic investment environment. With over 80 billion dollars of loans still in special servicing and values improved from trough levels, there will be fewer extensions and more loan sales and foreclosures that will generate additional transactions. We are active as an investor and a special servicer on large structured financings and will be on the front lines of several upcoming workouts.

While the specific opportunities in commercial mortgage finance will evolve and change over time, we believe that the scale of the opportunity is great and that our platform is very well positioned to capitalize on these opportunities. There will be a need for mezzanine financing to fill the proceeds gap on recapitalizations and acquisitions as the peak of the market 5-year loans mature. The floating rate market, an historic area of strength for CT, is still dislocated and highly inefficient; the commercial banks, CMBS originators and CMBS investors have not returned to the floating rate market which is now significantly funded by private bridge lenders with a high cost of capital.

We also see an expanding investment opportunity in the low LTV mezzanine segment, particularly as the CMBS market struggles to absorb large offerings. We continue to be active in this space through our High Grade funds and related separate accounts, providing low risk financing junior to investment grade loans on core assets.

As we aggressively manage our portfolios and continue to make new investments for our private funds, we continue to evaluate all of our options regarding how to best position CT for the future. We expect to significantly advance this process over the coming quarters. And with that, I will turn it over to Geoff.

Geoffrey Jervis:	Thank you Steve and good morning everyone.

As Steve mentioned, last night we reported our earnings for the second quarter and filed our Form 10Q. Consolidated net loss for the second quarter was $1.8 million or ($0.08) per share.

Total consolidated assets on the balance sheet at quarter end stood at $2.4 billion and total consolidated liabilities were $2.5 billion, resulting in shareholders’ equity of negative $111 million.

As these GAAP numbers show, despite our successful restructuring in March that returned significant value to the equity owners of the Company and despite managing an operationally cash flow positive business, we continue to be subject to the distortions of GAAP required consolidation regimes. In order to address these presentational issues, last quarter we began reporting an adjusted income statement and balance sheet. We believe that these adjusted statements allow investors to better understand the economic condition of the Company. These financials can be found in the earnings press release we filed last night and also in the

MD&A section of our Form 10Q. The adjustments to our GAAP financials are four: first, we eliminate the consolidation of securitization vehicles under FAS 167, showing only our net investment in such vehicles and, since all of the liabilities in these vehicles are non-recourse, we only record a net investment to the extent that it has a positive value. Second, we eliminate the assets and liabilities on our GAAP financials associated with loans that we sold, but where the sales did not meet GAAP criteria for sale accounting, and remain consolidated on our financials...we refer to these as participations sold. Third, non-cash interest expense related to interest rate swaps no longer designated as cash flow hedges has been eliminated. Finally, the fourth adjustment is that we divide the resulting financial statements into those of CT Legacy REIT and those specific to Capital Trust. We make this final adjustment because today, Capital Trust represents two businesses, one, the investment management business, housed in our CTIMCO subsidiary AND two, our legacy portfolio and the potential recovery from our ownership interest in CT Legacy REIT. I will get into each entity in more detail later in my remarks.

All of the numbers discussed from here forward will be from the adjusted financials, and, as I mentioned earlier, these can be found at the back of our earnings press release and also in the MD&A section of our 10Q.

Starting with CT Legacy REIT,

As we discussed on our last call, in connection with our March 2011 restructuring, we transferred substantially all of our directly held interest earning assets to a newly formed entity, CT Legacy REIT, along with all of our remaining legacy liabilities. The transferred assets included all of our loans and securities, except for CT CDOs I, II & IV.

At June 30th, CT Legacy REIT’s portfolio of interest earning assets included 20 loans with a principal balance of $434 million, adjusted book balance of $279 million, and fair value of $248 million. In addition, CT Legacy REIT held 14 securities with a principal balance of $144 million, adjusted book balance of $31 million, and fair value (excluding CDO residual interests) of $4 million. All together, interest earning assets totaled $310 million of adjusted book balance. In addition to the loan and security portfolios, CT Legacy REIT held $10 million of cash at quarter end.

During the quarter, CT Legacy REIT collected $207 million on 11 loans or 42% of the net book value of the loan portfolio as of March 31st. These collections represented a 99% of par recovery on the 11 loans. The portfolio continues to perform as expected and, despite the flurry of payoffs in the second quarter, we do not anticipate similar activity in the near term.

CT Legacy REIT’s liabilities include a $119 million repurchase facility and a $63 million mezzanine loan. During the second quarter, CT Legacy REIT repaid $185 million of repurchase obligations representing 61% of the post-restructuring balance...with the source for these repayments being the principal proceeds from the loans and securities that serve as security for each repo lender. Two of the three repurchase facilities in place on March 31st, the facilities with Morgan Stanley and Citigroup, were fully repaid during the quarter, leaving CT Legacy REIT with one repurchase facility with JP Morgan that carries a cash cost of LIBOR + 2.50% and matures in December 2014, subject to annual paydown hurdles. The only other interest bearing liability of CT Legacy REIT is the mezzanine loan from Five Mile Capital. During the quarter, we repaid $20 million of the original $83 million balance, using principal proceeds from both previously and newly unencumbered assets as a source for these repayments. The mezzanine loan carries a 15% fixed rate, of which 8.0% must be paid current, and 7.0% may be deferred — this loan matures in March 2016. In total, CT Legacy REIT repaid $205 million of interest bearing liabilities or 53% of the aggregate March 31st balance.

At June 30, adjusted shareholders’ equity at CT Legacy REIT was $146 million.

CT Legacy REIT is owned 52% by us, 24% by an affiliate of the mezzanine loan lender, and 24% by our former lenders under our senior credit facility. In addition, the former holders of our junior subordinated notes received a subordinate class of common stock of CT Legacy REIT that entitles them to 25% of CT’s cash flow from its class A common shares in CT Legacy REIT after a gross $50 million recovery to all of CT Legacy REIT’s common shareholders.

Using the June 30th adjusted shareholders’ equity, CT’s 52% interest, net of the class B common stock impact, was $66 million — this is the figure that carries over onto CT’s adjusted balance sheet that I will discuss in a moment.

On an adjusted basis, CT Legacy REIT’s net loss for the second quarter was $14.7 million, driven primarily by $9.4 million in provisions for loan losses, $1.9 million in preferred A dividends that were paid to CT, and a non-cash charge to interest expense of $4.4 million due to the acceleration of amortization of discount from the $20.0 million paydown of the mezzanine loan. Looking through the numbers, “cash basis net income”, a proxy for operating cash flow, was $1.2 million for the quarter.

As we mentioned in the past, our goal is to manage CT Legacy REIT in order to maximize the recovery to its shareholders, being mindful of the timeframe in which we realize that value. From an operational standpoint, cash flow will be directed to pay operating expenses, debt service, the preferred A dividend and to amortize the repurchase obligation and the mezzanine loan. Only after the repayment of all of CT Legacy REIT’s debt, will dividends begin to be paid to the common shareholders. Based upon our estimates of repayment timing, we expect CT Legacy REIT to commence paying common stock dividends in the 2013/2014 timeframe.

Turning to Capital Trust:

Before we discuss the adjusted balance sheet for CT, I want to spend a moment discussing the economic aspects of CT post its March 2011 restructuring. As of June 30th, we have $28 million of cash, no longer have any recourse debt obligations and have unencumbered ownership of 100% of: (i) our CTIMCO investment management platform, (ii) our co-investment in CT Opportunity Partners I, (iii) 100% of the class A preferred stock of CT Legacy REIT, separate and distinct from our common stock interest, (iv) our residual ownership interests in CT CDOs I, II, and IV, and (v) our net operating loss carryforwards. We also have our 52% equity interest in CT Legacy REIT’s Class A common stock. Our economic interest in CT Legacy REIT, however, is subject to (i) our non recourse secured notes, and (ii) the management incentive awards plan that provides for the participation in the recovery of CT Legacy REIT. After giving effect to these items, some of which are picked up in the adjusted financials in the liability section, CT’s net interest in CT Legacy REIT would be $45 million at June 30th.

Looking at the adjusted balance sheet, this economic picture translates into $108 million of assets as of June 30th. Assets included: cash of $28 million, our $11 million co-investment in CT Opportunity Partners I, (a $25 million commitment, of which $14 million remains unfunded), and our equity interest in the CT Legacy REIT portfolio of $66 million on an adjusted basis. It is important to note that both GAAP and our adjusted presentation do not recognize any balance sheet value for CTIMCO, the class A preferred stock in CT legacy REIT or our NOLs.

Adjusted liabilities at CT were $16 million as of June 30th — with none of the liabilities being recourse to CT. Liabilities included $7.5 million of non-recourse secured notes that are collateralized by our class A common equity interests in CT Legacy REIT. The secured notes bear interest at a fixed rate of 8.2%, which may be deferred until maturity. Any prepayment of the notes will incur a prepayment penalty, resulting in an ultimate payment amount of $11 million.

Adjusted shareholders’ equity was $92 million at quarter end and, based on 22.7 million shares outstanding, adjusted book value was $4.04 per share...on a fully diluted basis, inclusive of the warrants we issued to the former repurchase agreement lenders in March of 2009, CT has 24.7 million shares outstanding and fully diluted book value per share was $3.73.

Using the adjusted methodology, CT recorded a net loss for the second quarter of $6.3 million, or negative $0.28 per share. The net loss was primarily due to our recognition of the loss at CT Legacy REIT for the period — our share of that loss being $6.0 million. In addition, CT recorded a $1.1 million tax provision associated with our March restructuring. Stripping it down to cash, our cash-basis net income for the quarter was $1.5 million.

Turning to our investment management business:

All of our investment management activities are conducted through CTIMCO, our wholly-owned, investment management subsidiary. CTIMCO currently manages in excess of $5 billion of assets including the assets of its public company parent, CT Legacy REIT, five CDOs, three private equity funds and one separate account. In addition, CTIMCO is an approved special servicer by all three rating agencies and is the named special servicer on $2.6 billion of loans.

CTIMCO continues to invest CT Opportunity Partners I, which has $540 million of total equity commitments, with approximately $250 million of dry powder. CTIMCO’s other active private equity line, the “High Grade” business, as we refer to it, is investing on a discretionary, separate account basis as CT High Grade Partners II’s investment period expired in May. We look forward to growing the successful High Grade series of funds going forward.

As Steve mentioned, as we look forward, we see a very attractive commercial real estate lending environment with favorable supply/demand and competitive dynamics. Management and the board are currently assessing the best manner in which Capital Trust and its CTIMCO platform can address that opportunity.

And with that, I will turn it back to Steve.

Stephen Plavin:	Thank you, Geoff. Megan, you can open the call to questions.

Operator:
Absolutely. At this time, if you would like to ask a question, please press the * and 1 on your touchtone phone. Please keep in mind that you may remove yourself from the question queue at any time by pressing the # key. Once again, if you would like to ask a question, it is * and 1 on your touchtone phone. We’ll pause momentarily to give all participants the opportunity to queue. Our first question will come from the site of Chris Mittleman with Mittleman Brothers. Your line is open.

Chris Mittleman:	Hi, guys. I was just curious about CTIMCO’s profitability. I don’t think it’s currently running profitably. Is that true?

Geoffrey Jervis:
It is, although again it’s difficult to see through the GAAP financials. I think that the best way to look at it would be in terms of the numbers that I mentioned in my remarks: Capital Trust, when you boil it down, had $1.5 million of positive net income for the quarter which reflects the management fees associated with CTIMCO, G&A of the company, and also picks up income from our co-investment in CT Opportunity Partners.

One additional thing I would mention is that typically we have higher levels of special servicing revenue in a given quarter. This past quarter, however, was low; special servicing fees are lumpy payments, and so even those results were depressed by the lack of special servicing fees. Our expectation for special servicing fees for the year as a whole remains robust.

Chris Mittleman:
In terms of the AUM of CTIMCO — it’s about $5 billion I think you said now — do you have a sense of where — I actually forgot where it was at its peak — and where do you think you might be able to get back to at some point? Do you have like a scale target in line for CTIMCO?

Geoffrey Jervis:
I’ll answer it —we’re over $6 billion at the height and from a target standpoint, we do not have a target AUM. What we have I think is more a desire to grow revenues and to do that in the most accretive manner. We’re very happy to focus more on the profitability of the business as opposed to the top line number. I think that as Legacy REIT repays over time, that number will have some downward pressure on it, but I don’t think that that’s going to necessarily have a linear impact on the profitability of the platform. I think going forward in the businesses that we look to grow — the High Grade, the Opportunity Partners business, and then sort of our bread and butter, mezzanine business — I think those would pressure the number back up.

Stephen Plavin:
We have some large transactions in our portfolio so as those get resolved, the AUM number becomes volatile. It could move in large increments just based upon a single asset being resolved. As Geoff mentioned, we do expect the core business to provide growth with new assets.

Chris Mittleman:
Okay. The last thing I would ask — and then I’ll step out of the line — is I’m just wondering about the on-balance sheet, the possibilities. I know you’ve got substantial tax assets, but the question is what’s the best way to utilize them? I was thinking about the possibilities — rights offering and some other capital raise. To do the on-balance sheet thing again as you had done in the past, would it be better to convert out of the REIT status and go into the C corporation because I’m just trying to think how to best utilize those assets? Have you guys been giving any thought to that possibility or is it something that’s not on the near-term horizon?

Stephen Plavin:
I’ll say we consider all possibilities in all tax regimes. The business that we’ve thought of as a balance sheet business has really been our traditional floating rate origination and investment business: whole loans, B notes and mezzanine loans— moderate LTV. As we look at that business in the future, that should be part of the Capital Trust line up. But we haven’t determined whether that would be an on-balance sheet business like it was in the past, or whether it will be another off-balance sheet business like the high grade business and the opportunity fund business are capitalized today.

Chris Mittleman:
Let’s say that alternative was the ultimate decision. Would it be possible? Would it make sense to change the corporate structure of CT, the holding company from a REIT to just a regular C corp to try to better maybe more quickly utilize the tax losses? Is that something that’s even a remote consideration?

Geoffrey Jervis:
I think that the best structure to execute the investment business in a public company format is certainly a REIT, and so if we did decide to execute that business line on balance sheet again, we would maintain our REIT status. You’re right; we do have substantial NOLs that if we de-REIT it and became a traditional C corp, would be able to shield the degree of income going forward. But the REIT rules would preclude us from re-REITing for five years. So de-REITing precipitously would be a risky proposition in that we’d have to be certain that the NOL’s would shield our income during that five year period in order for us to not incur any tax. So our conclusion is that the REIT is the best structure for now, and the chances of us converting to a C corp will likely depend on the decision about the balance sheet business.

Chris Mittleman:	Okay, that makes sense. Thank you very much.

Operator:	As a reminder, if you would like to ask a question, it is * and 1 on your touchtone phone; * and 1 if you’d like to ask a question. It appears that there are no other questions at this time.

Stephen Plavin:	Thank you, everyone, for joining us. We look forward to reporting to you next quarter.

Operator:	This does conclude today’s teleconference. Thank you for your participation. You may now disconnect.
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